SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )

      Filed by the registrant

      Filed by a party other than the registrant

      Check the appropriate box:

       Preliminary proxy statement

Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

       Definitive proxy statement

       Definitive additional materials

       Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

A. M. Castle & Co.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

       No fee required.

       Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

      (1) Title of each class of securities to which transaction applies:

      (2) Aggregate number of securities to which transaction applies:

      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

      (4) Proposed maximum aggregate value of transaction:

      (5) Total fee paid:

       Fee paid previously with preliminary materials.

       Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

      (1) Amount previously paid:

      (2) Form, schedule or registration statement no.:

      (3) Filing party:

      (4) Date filed:

MICHAEL SIMPSON

Chairman of the Board

March 18, 2003

Dear Castle Stockholder:

      You are cordially invited to attend A. M. Castle & Co.’s 2003 annual meeting of stockholders, which will be held on Thursday, April 24, 2003, beginning at 10:00 a.m., Central Daylight Savings Time, at our offices at 3400 North Wolf Road, Franklin Park, Illinois 60131.

      At the meeting we will report to you on current business conditions and recent developments at Castle. Members of the Board of Directors and many of our executives will be present to discuss the affairs of Castle with you.

      Whether or not you plan to attend the annual meeting, it is important that you sign, date and return your proxy as soon as possible. If you do attend the annual meeting and wish to vote in person, your proxy will then be revoked at your request so that you can vote personally. Therefore, I urge you to return your proxy even if you currently plan to be with us for the annual meeting.

      I look forward, with other members of management, to the opportunity of meeting you on April 24th.

Sincerely,

Michael Simpson

A. M. CASTLE & CO.

3400 North Wolf Road
Franklin Park, IL 60131

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

March 18, 2003

      NOTICE IS HEREBY GIVEN, that the 2003 annual meeting of stockholders of A. M. Castle & Co. (“Castle”) will be held at Castle’s principal executive offices at 3400 North Wolf Road, Franklin Park, Illinois 60131 on Thursday, April 24, 2003, beginning at 10:00 a.m., Central Daylight Savings Time, for the purposes of considering and acting upon the following:

1.	The election of eleven directors of Castle;

2.	The ratification of the appointment of Deloitte & Touche LLP as Castle’s independent auditors for 2003; and

3.	The transaction of any other business that may properly come before the annual meeting.

      Stockholders of record at the close of business on March 3, 2003, only, are entitled to notice of, and to vote at the annual meeting.

      Stockholders are urged to execute and return the accompanying proxy in the enclosed envelope, whether or not they plan to attend the annual meeting. A stockholder may revoke the proxy at any time before it is voted at the annual meeting. No postage is needed if it is mailed in the United States.

BY ORDER OF THE BOARD OF DIRECTORS

JERRY M. AUFOX

Secretary

A. M. CASTLE & CO.

3400 North Wolf Road
Franklin Park, IL 60131

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON

APRIL 24, 2003

       The Board of Directors of A. M. Castle & Co. (“Castle”) is soliciting the enclosed proxy for use at Castle’s 2003 annual meeting of stockholders. Any proxy given pursuant to this solicitation may be revoked by the stockholder at any time before it is voted at the annual meeting by notifying Castle in writing, by filing with the Secretary of Castle a proxy bearing a later date, or by attending the annual meeting and notifying Castle at the annual meeting, although mere attendance at the annual meeting will not automatically revoke a proxy. Holders of shares of Castle’s common stock, accumulated preferred Series A stock, Castle’s only class of voting securities, are entitled to one vote per share on all matters to come before the annual meeting. As of the close of business on March 3, 2003, the record date for determining the stockholders entitled to notice of and to vote at the annual meeting, there were 15,799,106 outstanding shares of Castle’s common stock.

      All of the expenses involved in preparing, assembling and mailing this proxy statement and the material enclosed herewith will be paid by Castle, including, upon request, expenses incurred by brokerage houses and fiduciaries in forwarding proxies and proxy statements to their principals. The original solicitation of proxies by mail may be supplemented by telephone, telegraph, facsimile, written and personal solicitation by officers, directors and employees of Castle; however, no additional compensation will be paid to those individuals.

      Castle’s annual report to stockholders for the year ended December 31, 2002 is enclosed with this proxy statement. Castle is first mailing this proxy statement and the enclosed proxy to stockholders on or about March 18, 2003.

PROPOSAL ONE: ELECTION OF DIRECTORS

      Eleven directors, constituting the entire Board of Directors, will be elected at the annual meeting. Proxies received by the Board of Directors will be voted for the election of the nominees named below, unless otherwise specified. If any of the nominees unexpectedly become unavailable for election, votes will be cast pursuant to authority granted by the enclosed proxy for another person designated by the Board of Directors. The persons elected as directors will serve a term of one year until the 2004 annual meeting of stockholders and until their successors are elected and qualify.

Nominee Information

      The following information is given for individuals who have been recommended for election by the Human Resources Committee of the Board of Directors. Set forth is the name of each nominee, the corporation or other organization which is the principal employment of the nominee, the year in which each nominee first became a director of Castle, the nominee’s age and any committee of the Board of Directors on which each nominee serves.

Edward F. Culliton	Director since 1983	Age 61
Vice President and Chief Financial Officer of Castle. Mr. Culliton was elected Vice President in 1977 and Chief Financial Officer in 1995.

Robert W. Grubbs	Director since 2000	Age 46
President and Chief Executive Officer of Anixter International (distributor of communication products and wire and cable) since 1996 and President and Chief Executive Officer of Anixter, Inc. since 1994. Mr. Grubbs joined Anixter in 1978. He is also a director of Anixter International.
Chairman of Human Resources Committee

William K. Hall	Director since 1984	Age 59
Chairman and Chief Executive Officer of Procyon Technologies, Inc. (aerospace/defense component manufacturer) since July 2000. Executive Consultant from 1999 to 2000 and, from 1996 until his retirement in 1999, Chairman and Chief Executive Officer of Falcon Building Products, Inc. (diversified manufacturer of building products). Mr. Hall is also a director of Actuant Corporation, Gencorp, Procyon Technologies and Kansas City Power & Light.
Member of Audit Committee

Robert S. Hamada	Director since 1984	Age 65
Edward Eagle Brown Distinguished Service Professor of Finance and former Dean (1993 to 2001) University of Chicago, Graduate School of Business since 1993. Dr. Hamada is also a director of the National Bureau of Economic Research, the Northern Trust Corporation, Fleming Companies, Inc. and Merchants’ Exchange LLC.
Member of Human Resources Committee

Patrick J. Herbert, III	Director since 1996	Age 53
President of Simpson Estates, Inc. (private asset management firm) since 1992.
Member of Human Resources Committee

John P. Keller	Director since 1980	Age 63
President of Keller Group, Inc. (industrial manufacturing and coal mining company) since 1980. Mr. Keller is also a director of Castle Energy Corporation, Delta Petroleum, Fifth Third Bank of Illinois, and MacLean-Fogg Co.
Member of Audit Committee

John W. McCarter, Jr.	Director since 1983	Age 65
President and Chief Executive Officer of Field Museum (Chicago) since 1997; from 1994 to 1997, Senior Vice President of Booz, Allen & Hamilton, Inc. (management consulting firm). Mr. McCarter is also a director of W.W. Grainger, Inc. Divergence, Inc. and a Director and Trustee of Janus Funds and The Harris Insight Funds.
Member of Audit Committee and Governance Committee

John McCartney	Director since 1998	Age 50
Vice Chairman of Datatec, Ltd. (technology holding company) since 1998. From 1997 to 1998, Mr. McCartney was President, Client Access Business Unit of 3Com Corporation (computer networking company). From January 1997 until the June 1997 merger of 3Com and U.S. Robotics Corporation (computer modem company), Mr. McCartney was President and Chief Operating Officer of U.S. Robotics. From January 1996 until January 1997, he was Executive Vice President and Chief Operating Officer and, prior to January 1996, he was Executive Vice President of International Operations of U.S. Robotics. Mr. McCartney is also a director of Datatec, Inc.
Chairman of Audit Committee

G. Thomas McKane	Director since 2000	Age 59
President and Chief Executive Officer of Castle since May 2000. From 1997 to May 2000, Senior Vice President of Emerson Electric Co. (electronic and electrical product manufacturer now known as Emerson, Inc.) and Chairman and CEO of EGS Electrical Group (a joint venture of Emerson and SPX Corp. that manufactures industrial electrical products). From 1994 to 1997, Mr. McKane was Group Vice President of Emerson and President of S-B Power Tool Co. (a joint venture of Emerson and Robert Bosch, GmbH). Mr. McKane is also a Director of Woodhead Industries, Inc. and American Woodmark Corporation.

John W. Puth	Director since 1995	Age 74
Managing Member of J.W. Puth Associates LLC (consulting firm) since 1989. General Partner of BVCF III and IV (institutional venture capital funds) since 1998. Mr. Puth is also a director of L.B. Foster, Inc. U.S. Freightways, Inc., and several private companies.
Member of Human Resources Committee and Governance Committee

Michael Simpson	Director since 1972	Age 64
Chairman of the Board of Castle. Mr. Simpson was elected Vice President of Castle in 1977 and Chairman of the Board in 1979. Mr. Simpson retired as an Officer of Castle on August 1, 2001. He continues as an ex-officio member of all committees and is Chairman of the Governance Committee.

Vote Required

      Directors will be elected at the annual meeting by a plurality of the votes cast at the annual meeting. For purposes of the election of directors, votes withheld and broker non-votes will be counted for quorum purposes, but will not be counted as votes cast and will have no effect on the result of the vote.

MEETINGS AND COMMITTEES OF THE BOARD

      The Board of Directors has three standing committees: an Audit Committee, a Governance Committee, and a Human Resources Committee.

      The Audit Committee is comprised of four directors, none of whom may be employed on a full-time basis by Castle. All of the members of the Audit Committee are considered independent under the audit committee requirements of the American Stock Exchange’s listing standards. The Audit Committee is charged with the engagement of Castle’s independent auditors, consulting with the independent auditors and reviewing the results of internal audits and the audit report of the independent auditors engaged by Castle. The Audit Committee also has oversight responsibilities for investment strategies of Castle’s pension plan investments. Further, the Audit Committee is empowered to make independent investigations and inquiries into all financial reporting or other financial matters of Castle as it deems necessary. The Audit Committee meets at least four times a year. The Board of Directors has adopted a written charter for the Audit Committee, which further describes the duties and responsibilities of the Audit Committee and is attached as Appendix A to this proxy statement. The Audit Committee’s report to stockholders is provided below under “Audit Committee’s Report to Stockholders.”

      The Human Resources Committee, comprised of four directors, reviews and recommends compensation with respect to Castle’s officers and administers and directs operation of the 1996 Restricted Stock and Stock Option Plan, the 2000 Restricted Stock and Stock Option Plan and other compensation benefits granted to various officers. The Human Resources Committee is also charged with making recommendations to the Board of Directors concerning institution, continuation or discontinuation of benefit compensation plans and programs for officers and succession planning for officers and key managers. The Human Resources Committee’s report to stockholders on executive compensation is provided below under “Human Resources Committee’s Report to Stockholders”.

      The Governance Committee was established by the Board in 2002. It is comprised of three (3) Directors, one of whom is the Chairman of the Board. The Committee reviews and recommends to the Board of Directors matters relating to Board operations such as appropriate size, composition, and organizational structure. The Committee is also charged with recommending and recruiting candidates to fill new Board positions or vacancies. The Committee is to establish a code of ethics for both the Board and senior management. The Committee initially adopted the standards and criteria for selection and nomination of candidates to the Board of Directors as established by the Human Resources Committee.

      Any stockholder who wishes to recommend individuals for nomination of the Board of Directors is invited to do so by supplying, in writing, to the Governance Committee, the name of the individual, his or her credentials, and background material for review by the Committee.

      During 2002, the Board of Directors held six (6) total meetings, and otherwise complying with the provisions of the Bylaws concerning nominations for director, comprised of two (2) special meetings and four (4) regularly scheduled meetings. Also, there were four (4) meetings of the Audit Committee and four (4) meetings of the Human Resources Committee during 2002. All the directors attended at least 75 percent or more of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings of any committee on which they served during 2002.

AUDIT COMMITTEE’S REPORT TO STOCKHOLDERS

      The Audit Committee of the Board of Directors is comprised of not less than four members of the Board of Directors, all of whom are considered independent as defined in the American Stock Exchange’s audit committee requirements. The duties and responsibilities of the audit committee are outlined in the Audit Committee’s charter, which is attached as Appendix A to this proxy statement and includes the selection and engagement of independent auditors for Castle. The Audit Committee also ascertains the independence and competence of the independent auditors. Prior to making its decision and recommendations to the stockholders, the Audit Committee reviewed with the independent auditors all relationships between the independent auditors, its related entities and Castle and its subsidiaries. In performing this function, the Audit Committee evaluated the written disclosures received from the independent auditors, such as the letter from the independent auditors required by the Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and had discussions with the independent auditors, including whether the provision of non-audit services referred to below under “Proposal Two: Ratification of Appointment of Independent Auditors” is compatible with maintaining their independence.

      The Audit Committee met after the close of the fiscal year with the independent auditors and management and reviewed and discussed the results of the annual audit, proposed improvements in accounting practices of Castle and the results and proposed plan of Castle’s internal audit process. The Audit Committee further discussed with the independent auditors all matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards AU380). Included in those discussions was a review of the adequacy and proposed changes in Castle’s system of internal accounting controls.

      As a result of the discussions with the independent auditors and management and the Audit Committee’s review and discussion of the fiscal year-end financial statements and in reliance on the information furnished by management, Castle’s internal auditors and the independent auditors, the Audit Committee recommended to the Board of Directors that the audited financial statements for the fiscal year ended December 31, 2002 be included in Castle’s Annual Report on Form 10-K for the year ended December 31, 2002 for filing with the SEC.

      The Audit Committee supervises investigations into matters which may be requested or, in the Audit Committee’s opinion, are appropriate relating to the financial reporting and controls of Castle as well as any other matter which may fall within the scope of the Audit Committee’s responsibilities or as may from time to time be assigned to the Audit Committee by the Board of Directors.

The Audit Committee:

          John McCartney, Chairman

          William K. Hall
          John P. Keller
          John W. McCarter, Jr.

STOCK OWNERSHIP OF NOMINEES, MANAGEMENT AND PRINCIPAL STOCKHOLDERS

Stock Ownership of Nominees and Management

      The following table sets forth the number of shares and percentage of Castle’s common stock that was owned beneficially, directly or indirectly, as of March 3, 2003 by each nominee for director and each of Castle’s four other most highly compensated executive officers in 2002 and by all nominees and executive officers as a group, with each person having sole voting and dispositive power except as indicated:

	Shares of Common
	Stock Beneficially		Percent
Name of Nominee or Executive Officer	Owned(1)		of Class

Edward F. Culliton	98,044	(2)	0.63%
Robert W. Grubbs	7,333		0.04%
William K. Hall	16,303		0.10%
Robert S. Hamada	18,330		0.11%
Patrick J. Herbert, III	5,029,476	(3)	31.83%
John P. Keller	18,015		0.11%
John W. McCarter, Jr	19,053		0.12%
John McCartney	26,000		0.16%
G. Thomas McKane	273,334		1.73%
John W. Puth	29,125		0.18%
Michael Simpson	643,581	(4)	4.07%
M. Bruce Herron	86,730		0.55%
Stephen V. Hooks	46,664		0.29%
Craig R. Wilson	30,751		0.18%
All directors and executive officers as a group	6,540,425		41.40%

(1)	Includes shares subject to options that are exercisable on March 3, 2003 or that become exercisable within 60 days after that date for the nominees and executive officers as follows: Mr. Culliton, 33,000 shares; Mr. Grubbs, 7,333 shares; Mr. Hall, 15,250 shares; Dr. Hamada, 16,750 shares; Mr. Herbert, 15,500 shares; Mr. Keller 16,750 shares; Mr. McCarter 16,750 shares; Mr. McCartney, 13,000 shares; Mr. McKane, 173,334 shares; Mr. Puth, 16,750 shares; Mr. Simpson, 22,001 shares; Mr. Herron, 56,710 shares; Mr. Hooks, 26,335 shares; Mr. Wilson, 18,001 shares; and all directors and executive officers as a group, 824,800 shares.

(2)	Includes 1,171 shares owned by Mr. Culliton’s wife. Mr. Culliton disclaims any beneficial interest in those shares.

(3)	Includes 1,793,722 shares of common stock convertible from Series A Cumulative Convertible Preferred Stock (See “Related Party Transactions”). Also includes 83,010 shares with respect to which Mr. Herbert has sole voting power and 4,946,446 shares with respect to which Mr. Herbert shares voting power. Mr. Herbert has sole dispositive power with respect to 2,514,377 shares and shares dispositive power with respect to 1,023,354 shares. Mr. Herbert disclaims any beneficial interest with respect to 5,004,448 shares.

(4)	Includes 453,631 shares which Mr. Simpson also owns beneficially in five trusts, and 67,463 shares held by another trust in which he is one of five beneficiaries.

Principal Stockholders

      The only persons who held of record or, to the knowledge of Castle’s management, owned beneficially, more than 5% of the outstanding shares of Castle’s common stock as of March 3, 2003 are set forth below, with each person having sole voting and dispositive power except as indicated:

	Shares of Common
	Stock Beneficially	Percent
Name and Address of Beneficial Owner	Owned(1)	of Class

Patrick J. Herbert, III	5,029,476	31.83%	(1)
Suite 1232 30 North LaSalle Street Chicago, Illinois 60602-2504
W.B. & Co., an Illinois partnership	4,075,604	25.80%	(2)
Suite 1232 30 North LaSalle Street Chicago, Illinois 60602-2504
Bank One Corporation	2,299,353	14.55%
One First National Plaza Chicago, Illinois 60670-0287
U.S. Trust Corporation	1,238,057	7.834%	(3)
United States Trust Company of New York 114 West 47th Street New York, New York 10036-1532
Dimensional Fund Advisors, Inc.	905,268	5.73%	(4)
1299 Ocean Avenue, 11th Floor Santa Monica, California 90401
U.S. Trust Company of New York	780,658	5.31%	(5)
114 West 47th Street New York, New York 10036-1532

(1)	See footnote (2) under “Stock Ownership of Nominees and Management.” These shares include the shares shown in the table as beneficially owned by W.B. & Co.

(2)	The general partners of W.B. & Co. are Patrick J. Herbert, III and Simpson Estates, Inc., which share voting power and dispositive power with respect to these shares except Mr. Herbert has sole dispositive power with respect to 2,433,922 of these shares.

(3)	These shares are beneficially owned on behalf of others in a trust/fiduciary capacity and/or portfolio management/agency relationship. U.S. Trust Company of New York shares voting and dispositive power with respect to these shares. The figure included 457,400 shares attributable to the issuance of convertible preferred stock, Series A, that would result if converted.

(4)	These shares are beneficially owned on behalf of fund for which Dimensional Fund Advisors, Inc. serve as investment advisor or manager. Dimensional Fund Advisors, Inc. possess voting and/or investment power but disclaims beneficial ownership of such securities.

(5)	These shares are beneficially owned on behalf of others in a trust/ fiduciary capacity and/or portfolio management/ agency relationship and U.S. Trust Company of New York shares voting and dispositive power with respect to these shares.

RELATED PARTY TRANSACTIONS

      On November 22, 2002, the Company concluded a sale of 12,000 shares of newly created Series A Cumulative Convertible Preferred Stock (the “Series A Preferred”) for an aggregate purchase price of $12,000,000. Castle sold the Series A Preferred in a private placement to a number of current shareholders mainly comprising W.B. & Co., an Illinois partnership. The Series A Preferred stock has an initial conversion price of $6.69 per share of common stock. The Series A Preferred is entitled to a quarterly dividend equal to the greater of 8% per annum or the total dividends declared and paid on the common stock calculated on a converted basis each year. Castle has agreed in connection with the sale to register the common stock received on conversion of the Series A preferred stock under the Securities Act of 1933 and have it listed on the stock exchanges over which Castle stock is traded. The common stock ownership reported in this proxy is calculated and shown as if the Series A Preferred was converted to common stock. The 12,000 shares of Series A Preferred would convert at $6.69 a share into 1,793,722 shares of common stock.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934 requires Castle’s executive officers and directors and beneficial owners of more than 10% of Castle’s common stock to file initial reports of ownership and reports of changes in ownership of Castle’s common stock with the Securities and Exchange Commission and to furnish Castle with a copy of those reports. Based solely on a review of the copies of these forms furnished to Castle and written representations from Castle’s executive officers and directors and stockholders, all officers, with the exception of two, met all Section 16(a) filing requirements with respect to any trades made in 2002. Mr. John Nordin was late in filing a Form 4 due to the late reporting of a broker under a pre-determined payroll stock purchase plan. Mr. Nordin discontinued stock purchases under the plan to avoid having late filings in the future. Mr. Craig Wilson reported two transactions late and further made a purchase and a sale of the Company stock within a six-month period. In accordance with Securities and Exchange Commission rules and Company policy, Mr. Wilson tendered to the Company the amount of $146.00 representing the theoretical profit made in comparing the purchase and sale within six months.

DIRECTOR’S COMPENSATION

      Directors who are not officers of Castle or of a subsidiary of Castle receive an annual retainer of $20,000 and $1,500 for each meeting of the Board of Directors and $1,000 for each committee meeting that they attend. Directors who chair a committee of the Board of Directors receive an additional retainer of $2,000 annually.

      Under the Director’s Deferred Compensation Plan, directors who are not officers of Castle have the option to defer payments of the retainer and meeting fees in either a stock equivalent unit account or an interest account. Fees held in the interest account are credited with interest at the rate of six percent per year compounded annually. Fees deferred in the stock equivalent accounts are divided by Castle’s common stock price on the 15th day after the meeting for which payment is made to yield a number of stock equivalent units. The stock equivalent account is credited on the dividend payment date with stock equivalent units equal to the product of the declared dividend per share multiplied by the number of stock equivalent units in the director’s account on the record date of the dividend. Disbursement of the interest account and the stock equivalent unit account can be made only upon a director’s resignation, retirement or death. If payment from the stock equivalent unit account is made in shares of Castle’s common stock, it will be made as of the date of the request or termination event, whichever occurs last.

      Under the 1995 Directors Stock Option Plan, non-employee directors are granted an option to purchase 5,000 shares of Castle’s common stock on the first business day in June of each year at a price equal to the closing price of Castle’s common stock as reported by the American Stock Exchange and/or Chicago Stock Exchange for that date or, if no trade occurred on that date, the next preceding date for which there was a reported sale. The option expires ten years after the date on which it is granted. The option also expires upon the outside director’s termination of service from the Board of Directors, unless it is due to death, disability or retirement, in which case the option may be exercised for a period of one year. Pursuant to the plan, each of the nine outside directors was granted on June 3, 2002 an option to acquire 5,000 shares at a price of $10.35 per share.

HUMAN RESOURCES COMMITTEE’S REPORT TO STOCKHOLDERS

      The executive compensation program is administered by the Human Resources Committee of the Board of Directors, which is comprised of the individuals listed below who are members of the Board of Directors with responsibilities for all compensation matters for Castle’s senior management. The Human Resources Committee has overall responsibility to review and recommend broad-based compensation plans to the Board of Directors and annual compensation, including salary, cash bonus programs, long-term incentive plans and executive benefits for Castle’s officers.

      The Human Resources Committee and Castle’s management are committed to the principle that remuneration should be commensurate with performance and the attainment of pre-determined financial and strategic objectives, while at the same time externally competitive in order to attract and keep highly qualified personnel. In carrying out this objective, the compensation for executives is broken down into three categories: base compensation, short-term incentive compensation and long-term incentive compensation.

Base Compensation

      The base salary is set in the middle of the range of base salaries paid by companies of comparable size. In establishing base salaries, the Human Resources Committee utilizes outside consultants and industrial surveys to assure that the base salaries are proper and externally competitive. For 2002, the base salary of Mr. McKane, who is Castle’s President and Chief Executive Officer, was set at $430,000 per annum based on Mr. McKane’s salary history, professional experience, Castle’s performances during 2001 and surveys of base salaries paid by companies of comparable size to their chief executive officers.

Short-Term Incentive Compensation

      Castle’s Management Incentive Plan provides short-term incentive compensation opportunities. The Management Incentive Plan pays annual cash incentives upon achievement of short-term financial objectives which are set by the Board of Directors. Each year, the Board of Directors reviews and approves the business plan developed by management. Incentive compensation, which is an integral part of Castle’s compensation plan, is targeted to award a payout of 50% of an individual incentive opportunity upon meeting the profit goals in the approved business plan. Incentive payouts are prorated from a maximum which is above and a minimum which is below the business plan profit goals based upon performance. The maximum incentive opportunity is determined for each individual and, based on specific job title, can range from 50% to 100% of base compensation. Total incentive opportunity is based in part on the performance of the business segment for which the executive officer is responsible and in part on Castle as a whole. There are two components of Mr. McKane’s and other corporate officers’ incentives: working capital utilization and earnings, relative to the approved business plan. Under the plan, if the minimum established objectives are not met, no incentive compensation is paid. For 2002, the minimum business plan profit goals were not met, but there was a small payout based upon return on the working capital portion of the business plan.

Long-Term Incentive Compensation

      Castle’s long-term incentive compensation for executive officers consists of restricted stock and stock options granted under the 2000 Restricted Stock and Stock Option Plan.

     Stock Options

      Stock options are granted at an exercise price equal to the closing price of Castle’s common stock on the date of the grant. Each stock option becomes exercisable over a three-year period, with 1/3 becoming exercisable after each year. Each stock option expires ten years after the date of grant. The Human Resources

Committee has generally granted stock options to officers each year and to other senior management and key employees every other year (even-numbered years).

          Tender Offer

      At the Committee Meeting on January 24, 2002, the Committee voted to make a tender offer for non-exercised stock options having an exercise price equal to or greater than twelve dollars ($12.00) per share. In exchange, the individuals making such tender would receive a new option for one share on October 4, 2002 for each two option shares tendered. The Board approved the tender offer at its Board meeting on January 24, 2002. Under this offer, the maximum number of stock options which could be tendered was 427,831 shares. By the final date for the tendering of options, 305,759 option shares were tendered. On October 4, 2002, 152,879 option shares were issued at a price of $7.05 per share to those who tendered their options.

      Mr. McKane did not tender any stock options pursuant to the Castle option tender offer (See “Human Resources Committee Report”). Other officers tendered options with exercise prices of $18.75, $20.25, and $21.875 per share. The option grants cover shares of Castle’s common stock authorized under the 2000 Restricted Stock and Stock Option Plan.

      The Human Resources Committee granted stock options in 2002 as reflected in the tables that follow this report. In 2002, Mr. McKane was granted options to purchase 120,000 shares of Castle’s common stock at an exercise price of $6.39 per share. The number of options granted by the Human Resources Committee to Mr. McKane and other officers in 2002 reflects competitive industry practice as reported and analyzed by independent industrial surveys, based on position, responsibilities and performance of the recipient.

      The tables which follow and the accompanying narrative and footnote reflect the decisions covered by the above discussion.

The Human Resources Committee:

Robert W. Grubbs, Chairman Robert S. Hamada Patrick J. Herbert, III John W. Puth

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Summary Compensation Table

      The following table shows, for 2000, 2001, and 2002, the cash compensation paid by Castle and its subsidiaries, as well as other compensation paid or accrued for those years, to Mr. McKane and each of Castle’s four other most highly compensated executive officers in 2002.

					Long Term Compensation

					Awards

Annual Compensation
					Restricted	Options/	All Other
				Other Annual	Stock	SARS	Compensation
Name and Principal Position	Year	Salary($)	Bonus($)	Compensation($)	Award(s)($)	(#)(4)	($)(3)

G. Thomas McKane	2002	430,000	50,000	14,142	—	120,000	6,912
President & CEO(1)	2001	400,000	18,331	16,871	—	120,000	3,766
	2000	246,589	200,000	5,157	1,206,000 (2)	200,000
Edward F. Culliton	2002	216,000	18,610	7,380	—	65,305	3,588
Vice President & CFO	2001	210,004	7,218	10,932	—	33,000	2,665
	2000	210,004	—	9,205	—	33,000	4,124
Stephen V. Hooks	2002	212,850	10,112	7.766	—	50,275	3,206
Sr. V. President—Merchandising	2001	185,000	5,935	8,492	34,600	25,000	2,775
	2000	181,540	—	5,930	—	25,000	14,250
M. Bruce Herron	2002	205,000	8,815	8,781	—	36,275	3,468
V. President—Sales (West)	2001	204,990	5,637	11,373	—	78,000	2,861
	2000	235,115	—	11,297	—	33,000	3,108
Craig R. Wilson	2002	159,000	5,000	1,631	—	15,100	3,414
V. President—Adv. Materials	2001	155,000	47,237	1,561	—	10,000	2,319
	2000	145,000	—	1,365	—	10,000	—

(1)	Mr. McKane has served as President and CEO since May 2000.

(2)	Mr. McKane’s restricted stock vests 50% after one year and 25% after each of the next two years, so that it will fully vest on June 1, 2003. Mr. McKane receives dividends paid on the restricted stock during the vesting period. The market price of Castle’s common stock on the award date was $12.06.

(3)	Consists of Castle’s contribution to A. M. Castle & Co. Employees Profit Sharing Plan and Supplemental Plan.

(4)	Includes option grants at an exercise price of $7.05 relating to the Company’s Tender Offer for Stock Options (SEE Stock Options — Human Resource Committee Report) of Mr. Culliton, 32,385 shares; Mr. Herron 12,275 shares; Mr. Hooks 22,275; and Mr. Wilson 5,100 shares.

Options Grants in 2002

      The following table sets forth information with respect to Mr. McKane and Castle’s four other most highly compensated executive officers concerning grants of stock options under Castle’s 2000 Restricted Stock and Stock Option Plan during 2002.

	Individual Grants

		Percent of
	Number of	Total
	Securities	Options/SARs	Exercise		Grant
	Underlying	Granted to	or Base		Date
	Options/SARs	Employees in	Price	Expiration	Present
Name	Granted(#)	2002	($/Sh)	Date	Value($)(1)

G. Thomas McKane	120,000	19.1%	6.39	10/23/12	388,800
Edward F. Culliton	32,385	5.1%	7.05	10/03/12	115,614
	33,000	5.2%	6.39	10/23/12	106,920
Stephen V. Hooks	22,275	3.5%	7.05	10/03/12	79,522
	28,000	4.5%	6.39	10/23/12	90,720
M. Bruce Herron	12,275	1.9%	7.05	10/03/12	43,822
	24,000	3.8%	6.39	10/23/12	77,760
Craig R. Wilson	5,100	0.1%	7.05	10/03/12	18,207
	10,000	1.6%	6.39	10/23/12	32,400

(1)	The grant present value was determined by using the Black-Scholes pricing model based on the following assumptions: expected volatility of 0.3, risk-free rate of return of 4.50%, dividend yield of 0% and term of exercise of ten years.

Aggregated Option Exercises in 2002 and Year-End Option Values

      The following table sets forth information with respect to Mr. McKane and Castle’s four other most highly compensated executive officers concerning the exercise of options during 2002 and unexercised options held as of December 31, 2002. The closing price of Castle’s common stock on the last trading day of 2002 was $4.55 per share.

Number of
			Securities	Value of
			Underlying	Unexercised
			Unexercised	In-the-Money
			Options/SARs at	Options/SARs
			Year-End(#)	at Year-End($)

	Shares Acquired	Value Realized	Exercisable/	Exercisable/
Name	on Exercise(#)	($)	Unexercisable	Unexercisable

G. Thomas McKane	—	—	173,334/440,000	0/0
Edward F. Culliton	—	—	33,000/98,385	0/0
M. Bruce Herron	—	—	56,710/122,651	0/0
Stephen V. Hooks	—	—	25,001/100,275	0/0
Craig R. Wilson	—	—	18,001/43,100	0/0

Pension Plan Table

      The following table shows the estimated pension benefits payable to a covered participant at normal retirement age under Castle’s qualified defined benefit pension plan, as well as nonqualified supplemental pension plans that provide benefits that would otherwise be denied participants by reason of Internal Revenue

Code limitations on qualified plan benefits, based on remuneration that is covered under the plan and years of service with Castle and its subsidiaries:

	Years of Service

Remuneration($)	10	15	20	25	30	35	40

145,000	24,167	36,250	48,333	60,417	72,500	84,583	96,667
185,000	30,833	46,250	61,667	77,083	92,500	107,917	123,333
200,000	33,333	50,000	66,667	83,333	100,000	116,667	133,333
250,000	41,667	62,500	83,333	104,167	125,000	145,833	166,667
275,000	45,833	68,750	91,667	114,583	137,560	160,417	183,333
300,000	50,000	75,000	100,000	125,000	150,000	175,000	200,000
325,000	54,167	81,250	108,334	135,417	162,500	189,583	216,667
400,000	66,667	100,000	133,333	166,667	200,000	233,333	266,667
450,000	75,000	112,500	150,000	187,500	225,000	262,500	300,000
500,000	83,333	125,000	166,667	208,333	250,000	291,667	333,333

      The pension benefits shown in the table above are determined by the remuneration, which is the average of the highest cash compensation paid (approximately base salary plus bonus as shown in the Summary Compensation Table) for any five consecutive years of service prior to retirement. Pensions are paid as a straight-life annuity and are subject to reduction for a joint and survivor benefit, if elected by the participant. The amounts shown in the table above are prior to reduction for social security benefits. Benefits are reduced based on one-half of the social security benefits for the individual attributable to the working period with Castle. The current fully accredited years of service for Messrs. McKane, Culliton, Herron, Hooks and Wilson under the plan are 2, 38, 30, 32, and 23 years respectively.

Change in Control Agreements

      Castle has entered into change in control agreements with its key executive officers. Mr. McKane’s agreement requires an acquisition of 50% of the equity or voting power of Castle and his termination without cause within the first twelve months following the date of the change in control before any payments are required. The termination without cause would also be deemed to have occurred if Mr. McKane’s duties, compensation or responsibilities were materially changed or reduced within the first twelve months. This is commonly referred to as a “double trigger.” In such an event, Mr. McKane would be entitled to payment of a lump sum equal to the higher of $800,000 or the remainder of his base compensation for the year. In addition, all options previously granted to him would vest immediately.

      The change in control agreement between Castle and Mr. Culliton also requires two events to occur before any payments are required. Upon the occurrence of the two events (the “double trigger”), this agreement provides for a lump sum, based on total compensation paid to Mr. Culliton over the twelve-month period prior to the occurrence of the change in control event, to be paid upon the executive officer’s termination of employment. The amount paid under the agreement cannot exceed 2.99 times his total average annual compensation over the prior five years. The agreement provides that, if the lump sum exceeds 2.99 times the prior year compensation due to an acceleration of vesting and exercise of previously granted stock options, the amount paid will be increased to cover the amount of any excise tax which may be levied on the amount paid.

      The change in control event set forth in the agreements is either (1) a change in ownership, direct or indirect, in excess of 25% of Castle’s outstanding shares by a group or person who did not own that amount of shares on January 25, 1996; (2) the occurrence of any transaction relating to Castle required to be described pursuant to the requirements of Item 1 of Form 8-K under the Securities Exchange Act of 1934; or (3) any change in the compositions of the Board of Directors over a two-year period that results in the directors at the beginning of that period not constituting a majority of the Board of Directors at the end of that period, excluding any new directors who are elected by or by recommendation of the then present majority of the Board of Directors.

      The executive officer’s right to payment arises if, within 24 months after the change in control event, (1) the duties or responsibilities of the executive officer are substantially changed or reduced, the executive officer is transferred or relocated or the compensation rate of the executive officer is reduced and the executive officer terminates his/her employment; or (2) the executive officer is discharged for any reason other than cause, death or disability.

      On January 27, 2000, the Board of Directors approved executive severance agreements between Castle and Messrs. Edward F. Culliton, M. Bruce Herron and Stephen V. Hooks. The agreements provide for a lump sum payment based upon the total compensation paid to the executive officers over the twelve-month period prior to the termination event. This payment is required only upon termination by Castle without cause. In the event of death or disability or termination by the executive officer or by Castle for cause, no payments are required under the agreement. The events comprising cause are defined in the agreement and consist of such matters as: (1) a material breach by the executive officer of the duties and responsibilities of the executive officer; and (2) the executive officer’s conviction of, or plea of nolo contendere to, a felony involving willful misconduct. These agreements will expire in five (5) years.

FIVE-YEAR STOCKHOLDER RETURN COMPARISON

      The SEC requires Castle to include in this proxy statement a line graph comparing the yearly percentage change in the cumulative total stockholder return on Castle’s common stock to those of the S&P 500 Stock index and either a published industry consisting of metal service centers or specialty metal distributors, and since there are three competitors of Castle which are publicly held and have been actively traded on a national exchange for a period of more than one year, the Board of Directors has selected a peer group which includes those three competitors and also includes durable goods manufacturers and distributors with comparable market capitalizations (both more and less than Castle’s). A list of these companies follows the graph below.

1997 — 2003

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
AMONG A. M. CASTLE & CO., THE S&P 500 INDEX
AND A PEER GROUP

Peer Group Companies:

Lindberg Corporation	Sames Corp.
Metals USA, Inc.	SPS Technologies, Inc.
Reliance Steel & Aluminum Co.	Steel Technologies, Inc.
Ryerson Tull, Inc.	Weirton Steel Corporation
Wynn’s International, Inc.

PROPOSAL TWO: RATIFICATION OF APPOINTMENT OF

INDEPENDENT AUDITORS

      The Audit Committee has, subject to ratification by the stockholders, appointed Deloitte & Touche to examine the consolidated financial statements and other records of Castle for the fiscal year ending December 31, 2003, and Castle’s management will present a proposal at the annual meeting that the stockholders ratify that appointment.

      During 2002, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu and their respective affiliates (collectively referred to as “Deloitte & Touche”) examined the financial statements of Castle and its subsidiaries, including those contained in the annual report to stockholders, and consulted on annual and quarterly reports filed with the SEC and others.

      Each year the Audit Committee reviews and approves in advance the scope of the annual audit by Castle’s independent auditors. The Audit Committee also approves all non-audit professional services, including the examination of the financial statements of the Employee Retirement Plan, Profit Sharing Plan and review of tax returns. The Audit Committee approved the non-audit services and considered the possible effect on the auditors’ independence at its October meeting prior to those services being performed.

      As in past years, representatives of Deloitte & Touche are expected to be present at the annual meeting with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions from stockholders.

Audit Fees

      The aggregate fees billed by Deloitte & Touche for the audit of Castle’s 2002 annual financial statements and the review of its 2002 quarterly financial statements on Form 10-Q were $280,000. Due to the requirements of the Securities and Exchange Commission relating to sales of business units and prior years audited by Arthur Andersen LLP, Deloitte & Touche was required to audit previous years for which they billed the Company $300,000.

Financial Information Systems Design and Implementation Fees

      Castle did not incur any fees to Deloitte & Touche during 2002 for professional services with respect to financial information systems design and implementation.

All Other Fees

      The aggregate fees billed by Deloitte & Touche to Castle for all other services (employee benefit and statutory audits) rendered during 2002 were $42,000.

Vote Required

      The favorable vote of the holders of a majority of the shares of Castle’s common stock represented in person or by proxy at the annual meeting will be required to ratify the appointment. If the appointment is not ratified at the annual meeting, the matter will be referred back to the Audit Committee, which can, under its authority, notwithstanding the shareholders vote, appoint Deloitte & Touche.

OTHER MATTERS

      The Board of Directors does not know of any matters to be presented at the annual meeting other than the matters set forth in the notice and described in this proxy statement. However, if any other matters properly come before the annual meeting, it is intended that the holders of the proxies will vote on those matters in their discretion.

STOCKHOLDER PROPOSALS

      In order for proposals by stockholders to be considered for inclusion in Castle’s proxy statement and form of proxy for Castle’s 2004 annual meeting of stockholders, Maryland Law and the Company’s Bylaws require that any stockholder who proposes a nominee for election as a director or any other matter for consideration at a meeting of stockholders provide notice of the nomination or proposal to Castle during the period 90 to 120 days before the anniversary of the date of the prior year’s annual meeting, which will require notice between December 26, 2003 and January 26, 2004 for nomination or proposals to be presented at Castle’s 2004 annual meeting of stockholders.

Jerry M. Aufox

Secretary

March 18, 2003

APPENDIX A

AUDIT COMMITTEE CHARTER

(Revised 2/24/03)

Purpose

      The Audit Committee is appointed by the Board to guide and advise the Board in monitoring (1) the integrity of the financial statements of the Company, (2) the independent auditor’s qualifications and independence, (3) the performance of the Company’s internal audit function and independent auditors, and (4) the compliance by the Company with legal and regulatory requirements.

      The Audit Committee shall prepare the report required by the rules of the Securities and Exchange Commission (the “Commission”) to be included in the Company’s annual proxy statement.

Committee Membership

      The Audit Committee shall consist of no fewer than three members. The members of the Audit Committee shall meet the independence and experience requirement of Section 10A(m)(3) of the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules and regulations of the Commission. Audit committee members shall not simultaneously serve on the audit committees of more than two other public companies.

      The members of the Audit Committee shall be appointed by the Board on the recommendation of the Corporate Governance Committee. Audit Committee members may be replaced by the Board.

Meetings

      The Audit Committee shall meet as often as it determines, but not less frequently than quarterly. The Audit Committee shall meet periodically with management, the internal auditors and the independent auditor in separate executive sessions. The Audit Committee may request any officer or employee of the Company or the Company’s outside counsel or independent auditor to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.

Committee Authority and Responsibilities

      The Audit Committee shall have the sole authority to select and engage or replace the independent auditor and seek, if advisable, shareholder ratification. The Audit Committee shall be directly responsible for the compensation and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work. The independent auditor shall be responsible and report directly to the Audit Committee.

      The Audit Committee shall preapprove all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for the Company by its independent auditor, subject to the minimum exceptions for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act which are approved by the Audit Committee prior to the completion of the audit.

      The Audit Committee may form and delegate authority to subcommittees consisting of one or more members when appropriate, including the authority to grant preapprovals of audit and permitted non-audit services, provided that decisions of such subcommittee to grant preapprovals shall be presented to the full Audit Committee at its next scheduled meeting.

      The Audit Committee shall have the authority, to the extent it deems necessary or appropriate, to retain independent legal, accounting or other advisors. The Company shall provide for appropriate funding, as determined by the Audit Committee, for payment of compensation to the independent auditor for the purpose of rendering or issuing an audit report and to any advisors employed by the Audit Committee.

      The Audit Committee shall make regular reports to the Board. The Audit Committee shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval. The Audit Committee shall annually review the Audit Committee’s own performance.

      The Audit Committee, to the extent it deems necessary or appropriate, shall:

Financial Statement and Disclosure Matters

•	Review and discuss with management and the independent auditor the annual audited financial statements, including disclosures made in “management discussion and analysis”, and recommend to the Board whether the audited financial statements should be included in the Company’s Form 10-K.

•	Review and discuss with management and the independent auditor the Company’s quarterly financial statements prior to the filing of its Form 10-Q, including the results of the independent auditor’s review of the quarterly financial statements.

•	Discuss with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements, including any significant changes in the Company’s selection or application of accounting principles, any major issues as to the adequacy of the Company’s internal controls and any special steps adopted in light of material control deficiencies.

•	Review and discuss quarterly reports from the independent auditors on:

(a)	all critical accounting policies and practices to be used.

(b)	all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor.

(c)	Other material written communications between the independent auditor and management, such as any management letter or schedule of unadjusted differences.

•	Discuss with management the Company’s earnings press releases, including the use of “pro forma” or “adjusted” non-GAAP information, as well as financial information and earnings guidance provided to analysts and rating agencies. Such discussion may be done generally (consisting of discussing the types of information to be disclosed and the types of presentations to be made).

•	Discuss with management and the independent auditor the effect of regulatory and accounting initiatives as well as off-balance sheet structures on the Company’s financial statements.

•	Discuss with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies.

•	Discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit including any difficulties encountered in the course of the audit work, any restrictions on the scope of activities or access to requested information, and any significant disagreements with management.

•	Review disclosures made to the Audit Committee by the Company’s CEO and CFO during their certification process for the Form 10-K and Form 10-Q about any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in the Company’s internal controls.

Oversight of the Company’s Relationship with the Independent Auditor

•	Review and evaluate the lead partner of the independent auditor team.

•	Obtain and review a report from the independent auditor at least annually regarding (a) the independent auditor’s internal quality-control procedures, (b) any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm, (c) any steps taken to deal with any such issues, and (d) all relationships between the independent auditor and the Company. Evaluate the qualifications, performance and independence of the independent auditor, including considering whether the auditor’s quality controls are adequate and the provision of permitted non-audit services is compatible with maintaining the auditor’s independence, and taking into account the opinions of management and internal auditors. The Audit Committee shall present its conclusions with respect to the independent auditor to the Board.

•	Ensure the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law. Consider whether, in order to assure continuing auditor independence, it is appropriate to adopt a policy of rotating the independent auditing firm on a regular basis.

•	Recommend to the Board policies for the Company’s hiring of employees or former employees of the independent auditor who participated in any capacity in the audit of the Company.

•	Discuss with the national office of the independent auditor issues on which they were consulted by the Company’s audit team and matters of audit quality and consistency.

•	Meet with the independent auditor prior to the audit to discuss the planning and staffing of the audit.

Oversight of the Company’s Internal Audit Function

•	Review the appointment and replacement of the senior internal auditing executive.

•	Review the significant reports to management prepared by the internal auditing department and management’s responses.

•	Discuss with the independent auditor and management the internal audit department responsibilities, budget and staffing and any recommended changes in the planned scope of the internal audit.

Compliance Oversight Responsibilities

•	Obtain from the independent auditor assurance that Section 10A(b) of the Exchange Act has not been implicated.

•	Obtain reports from management the Company’s senior internal auditing executive and the independent auditor that the Company and its subsidiary/foreign affiliated entities are in conformity with applicable legal requirements and the Company’s Code of Business Conduct and Ethics. Review reports and disclosures of insider and affiliated party transactions. Advise the Board with respect to the Company’s policies and procedures regarding compliance with applicable laws and regulations and with the Company’s Code of Business Conduct and Ethics.

•	Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

•	Discuss with management and the independent auditor any correspondence with regulators or governmental agencies and any published reports which raise material issues regarding the Company’s financial statements or accounting policies.

•	Discuss with the Company’s General Counsel legal matters that may have a material impact on the financial statements or the Company’s compliance policies.

Limitation of Audit Committee’s Role

      While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to prepare the Company’s financial statements such that the disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. These are the responsibilities of management and the independent auditor.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
A. M. CASTLE & CO.

Annual Meeting of Stockholders on April 24, 2003

     The undersigned hereby constitutes and appoints Michael Simpson and John P. Keller, and each of them, his true and lawful agents and proxies with full power of substitution in each, to attend the Annual Meeting of Stockholders of A. M. Castle & Co. to be held at the office of the Company, 3400 North Wolf Road, Franklin Park, Illinois at 10:00 a.m., Central Daylight Savings Time, on Thursday, April 24, 2003, and at any adjournments or postponement thereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at such meeting, and otherwise represent the undersigned at the meeting with all powers possessed by the undersigned if personally present at the meeting.

THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST AS INSTRUCTED ON THE REVERSE SIDE HEREOF. IF THIS PROXY IS EXECUTED BUT NO INSTRUCTION IS GIVEN, THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST “FOR” EACH OF THE NOMINEES “FOR” DIRECTOR AND “FOR” PROPOSAL 2 AS DESCRIBED IN THE PROXY STATEMENT, AND IN THE DISCRETION OF THE PROXY HOLDER ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

SEE REVERSE SIDE

ANNUAL MEETING OF STOCKHOLDERS OF

A. M. CASTLE & CO.

April 24, 2003

Please date, sign and mail your
proxy card in the envelope provided as
soon as possible.

Please detach and mail in the envelope provided.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSAL 2.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of Directors: ☐ FOR ALL NOMINEES ☐WITHHOLD AUTHORITY FOR ALL NOMINEES ☐FOR ALL EXCEPT (See instructions below)	NOMINEES O Edward F. Culliton O Robert W. Grubbs O William K. Hall O Robert S. Hamada O Patrick J. Herbert, III O John P. Keller O John W. McCarter, Jr. O John McCartney O G. Thomas McKane O John W. Puth O Michael Simpson	2.	Ratification of the appointment of Deloitte & Touche LLP as independent Accountants for the year 2003.

You are encouraged to specify your choices by marking the appropriate boxes, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. The Proxy Committee cannot vote your shares unless you sign and return this card.

This proxy when properly executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR Election of Directors, and FOR Proposal 2.	FOR ☐	AGAINST ☐	ABSTAIN ☐

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Stockholder _________________ Date: ______________Signature of Stockholder _________________ Date: ______________

Note: This proxy must be signed exactly as the name appears hereon. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.